EXHIBIT 99.2
Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
NeurogesX, Inc.

We have audited the accompanying consolidated balance sheets of NeurogesX, Inc. (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NeurogesX, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and its need for additional capital raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP
Redwood City, California
August 1, 2013

NeurogesX, Inc.

Condensed Consolidated Balance Sheets
(In Thousands, Except Share and per Share Data)

	December 31
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$7,073	$9,148
Short-term investments	6,119	25,161
Trade receivable	425	1,166
Receivable from collaborative partner	364	502
Inventories	91	654
Prepaid expenses and other current assets	1,390	1,364
Restricted cash	–	160
Total current assets	15,462	38,155

Property and equipment, net	194	547
Restricted cash	50	251
Other assets	101	274
Total assets	$15,807	$39,227

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$750	$1,321
Accrued compensation	1,049	2,084
Accrued research and development	249	282
Other accrued expenses	939	2,245
Deferred product revenue, net	357	1,075
Deferred collaborative revenue	7,242	7,261
Long-term obligations – current portion	73,715	4,829
Total current liabilities	84,301	19,097

Non-current liabilities:
Deferred collaborative revenue	17,856	25,098
Other long-term liabilities	513	146
Long-term obligations, net of current portion	–	62,746
Total non-current liabilities	18,369	87,990

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.001 par value: Authorized shares – 10,000,000, none issued and outstanding	–	–
Common stock, $0.001 par value: Authorized shares – 100,000,000 at December 31, 2012 and 2011 Issued and outstanding shares – 33,389,785 and 29,897,186 at December 31, 2012 and 2011, respectively	33	30
Additional paid-in capital	243,357	238,181
Accumulated other comprehensive (loss) income	(1)	1
Accumulated deficit	(330,252)	(306,072)
Total stockholders’ deficit	(86,863)	(67,860)
Total liabilities and stockholders’ deficit	$15,807	$39,227

See accompanying notes.

NeurogesX, Inc.

Condensed Consolidated Statements of Operations
(In Thousands, Except per Share Data)

	Year Ended December 31
	2012	2011	2010

Net product revenue	$2,563	$2,625	$688
Collaborative revenue	8,830	8,878	7,578
Total revenues	11,393	11,503	8,266

Operating expenses:
Cost of goods sold	959	685	541
Research and development	7,097	13,566	11,151
Selling, general, and administrative	15,824	36,408	36,383
Total operating expenses	23,880	50,659	48,075
Loss from operations	(12,487)	(39,156)	(39,809)
Interest income	37	79	98
Interest expense	(11,617)	(10,405)	(5,413)
Other (expense) income, net	(113)	(63)	608
Net loss	$(24,180)	$(49,545)	$(44,516)

Basic and diluted net loss per share	$(0.74)	$(2.15)	$(2.51)
Shares used to compute basic and diluted net loss per share	32,867	23,011	17,769

See accompanying notes.

NeurogesX, Inc.

Condensed Consolidated Statements of Comprehensive Loss
(In Thousands)

	Year Ended December 31
	2012	2011	2010

Net loss	$(24,180)	$(49,545)	$(44,516)
Unrealized (loss) gain on short-term investments	(2)	3	6
Comprehensive loss	$(24,182)	$(49,542)	$(44,510)

See accompanying notes.

NeurogesX, Inc.

Condensed Consolidated Statements of Stockholders’ Deficit
(In Thousands, Except Share Data)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	(Loss) Income	Deficit	Equity (Deficit)

Balance at December 31, 2009	17,725,959	$18	$212,254	$(8)	$(212,011)	$253
Issuance of common stock upon exercise of stock options	79,869	–	258	–	–	258
Issuances under the ESPP	63,280	–	354	–	–	354
Stock-based compensation	–	–	2,354	–	–	2,354
Change in unrealized gain (loss) on investments	–	–	–	6	–	6
Net loss	–	–	–	–	(44,516)	(44,516)
Balance at December 31, 2010	17,869,108	18	215,220	(2)	(256,527)	(41,291)
Issuance of common stock upon exercise of stock options	22,207	–	41	–	–	41
Issuances under the ESPP	97,319	–	162	–	–	162
Release of restricted stock units	159,000	–	–	–	–	–
Stock-based compensation	–	–	3,065	–	–	3,065
Issuance of common stock, net of offering costs	11,749,552	12	11,854	–	–	11,866
Fair value of common stock warrants issued	–	–	7,839	–	–	7,839
Change in unrealized gain (loss) on investments	–	–	–	3	–	3
Net loss	–	–	–	–	(49,545)	(49,545)
Balance at December 31, 2011	29,897,186	30	238,181	1	(306,072)	(67,860)
Issuances under the ESPP	10,664	–	3	–	–	3
Release of restricted stock units	512,250	–	–	–	–	–
Stock-based compensation expense	–	–	1,810	–	–	1,810
Warrant modification expense	–	–	889	–	–	889
Reclass warrant to liability	–	–	(470)	–	–	(470)
Common stock options issued to non-employees	–	–	48	–	–	48
Issuance of common stock, net of offering costs	2,969,685	3	2,896	–	–	2,899
Change in unrealized gain (loss) on investments	–	–	–	(2)	–	(2)
Net loss	–	–	–	–	(24,180)	(24,180)
Balance at December 31, 2012	33,389,785	$33	$243,357	$(1)	$(330,252)	$(86,863)

See accompanying notes.

NeurogesX, Inc.

Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31
	2012	2011	2010
Operating activities
Net loss	$(24,180)	$(49,545)	$(44,516)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	304	376	343
Amortization of debt issuance costs and accretion of debt discount	2,669	505	54
Amortization of investment premiums	259	677	520
Fair value adjustments to liabilities	14	–	–
Stock-based compensation expense	1,810	3,426	2,354
Loss on disposal of property and equipment	122	–	2
Changes in operating assets and liabilities:
Restricted cash	362	(2)	(250)
Trade receivables	741	(559)	(607)
Receivable from collaborative partner	137	(437)	613
Inventories	563	132	(729)
Prepaid expenses and other current assets	(42)	38	(344)
Other assets	(97)	–	–
Accounts payable	(571)	(223)	1,479
Accrued compensation	(1,035)	(145)	(289)
Accrued research and development	(32)	(300)	(87)
Accrued license fees	–	–	(1,213)
Accrued interest payable on long-term obligations	5,844	8,572	5,306
Deferred product revenue, net	(718)	498	577
Deferred collaborative revenue	(7,262)	(7,242)	(7,242)
Other long-term liabilities	(83)	(176)	(123)
Other accrued expenses	(1,151)	(703)	1,735
Net cash used in operating activities	(22,346)	(45,108)	(42,417)

Investing activities
Purchases of short-term investments	(17,449)	(31,684)	(90,029)
Proceeds from maturities of short-term investments	36,229	36,870	72,254
Proceeds from sales of short-term investments	–	7,104	–
Purchases of property and equipment	(73)	(114)	(415)
Net cash provided by (used in) investing activities	18,707	12,176	(18,190)

Financing activities
Proceeds from issuance of long-term obligations	–	14,820	39,505
Proceeds from issuance of common stock, net	2,902	17,946	612
Proceeds from issuance of warrants	–	822	–
Payment of notes payable	–	–	(191)
Payment of long-term obligations	(1,338)	–	–
Payment of debt issuance costs	–	(213)	(309)
Net cash provided by financing activities	1,564	33,375	39,617

Net (decrease) increase in cash and cash equivalents	(2,075)	443	(20,990)
Cash and cash equivalents, beginning of period	9,148	8,705	29,695
Cash and cash equivalents, end of period	$7,073	$9,148	$8,705

Supplemental cash flow information
Cash paid for interest	$2,988	$1,325	$53

Non-cash financing activities
Contingent put option liability	$–	$146	$–
Warrant issuances in connection with private equity placement and debt financing	$889	$7,016	$–

See accompanying notes.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements

December 31, 2012

1. The Company

Nature of Operations

NeurogesX, Inc. (the Company) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s first commercial product, Qutenza®, became commercially available in the United States and in certain European countries in the first half of 2010. Qutenza is a dermal delivery system designed to topically administer capsaicin to treat certain neuropathic pain conditions and was approved by the Food and Drug Administration (the FDA), in November 2009, for the management of neuropathic pain associated with postherpetic neuralgia (PHN). Qutenza is the first prescription strength capsaicin product approved in the United States. Qutenza is also approved in the European Union for the treatment of peripheral neuropathic pain in non-diabetic adults.

In May 2009, Qutenza received a marketing authorization (MA), in the European Union for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. In June 2009, the Company entered into a Distribution, Marketing and License Agreement (the Astellas Agreement) with Astellas Pharma Europe Ltd. (Astellas or Collaboration Partner), under which Astellas was granted an exclusive license to commercialize Qutenza in the European Economic Area, which includes the 27 countries of the European Union, Iceland, Norway, and Liechtenstein as well as Switzerland, certain countries in Eastern Europe, the Middle East and Africa (Licensed Territory).

As a result of the Company’s insufficient market capitalization, its common stock was de-listed from the NASDAQ Global Market on June 29, 2012, and began to be quoted on the OTC Bulletin Board.

To date, the Company has incurred recurring net losses and negative cash flows from operations, after excluding the upfront cash received from Astellas in 2009. The Company has historically funded its operations with the sale of equity securities, existing cash resources, proceeds from one or more collaboration agreements, as well as potentially through royalty monetization or debt financing.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

1. The Company (continued)

However, the Company has not been successful in obtaining additional financing through the sale of equity securities or collaboration agreements, or in receiving milestone or royalty payments under those agreements. As a result, on February 28, 2013, the Company committed to, and communicated to affected employees, a restructuring plan whereby the Company reduced its workforce by eight individuals on such date. Furthermore on April 15, 2013, the Company and Acorda Therapeutics, Inc. (Acorda) entered into an Asset Purchase Agreement (as amended in July 8, 2013, the APA). On July 8, 2013 the Company completed the sale of certain of its assets to Acorda (Acorda Sale) pursuant to the APA. The consideration for the assets disposed in the Acorda Sale was approximately $7.45 million.

At the closing of the Acorda Sale, a portion of the proceeds from such transaction was used to repay the approximate $4.58 million remaining obligation of the Company to Hercules Technology Growth Capital, Inc. (Hercules) under the Loan and Security Agreement, dated as of August 5, 2011, between the Company and Hercules, as amended to date (the LSA). The Company’s remaining funds are insufficient to fully satisfy its unsecured obligations. The Company has engaged a third party to assist with the settlement of its outstanding obligations. Subsequent to the Acorda Sale, the Company terminated its remaining employees.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

The Company was incorporated in California as Advanced Analgesics, Inc. on May 28, 1998, and changed its name to NeurogesX, Inc. in September 2000. In February 2007, the Company reincorporated into Delaware. The Company is located in San Mateo, California. Substantially all of the Company’s assets are located within the United States with the exception of its inventory which is located at certain third party manufacturers.

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary, NeurogesX UK Limited, which was incorporated as of June 1, 2004. NeurogesX UK Limited was established for the purposes of conducting clinical trials in the UK and marketing approval submission. The subsidiary has no assets other than the initial formation capital totaling one Pound Sterling.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company invests its available cash balances in bank deposits, money market funds, U.S. government securities and other investment grade debt securities that have strong credit ratings.

Management determines the appropriate classification of securities at the time of purchase. To date, all marketable securities have been classified as available-for-sale, and are carried at fair value as determined based on quoted market prices or other observable market inputs with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ deficit. The Company views its available-for-sale portfolio as available for use in current operations. Accordingly, the Company has classified all investments as short-term.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary for available-for-sale securities, if any, are included in other income (expense), net and have not been significant to date. Realized gains and losses are computed on a specific identification basis. Interest and dividends are included in interest income.

Concentrations of Credit Risk and Financial Instruments

The Company invests cash that is not currently being used for operational purposes in accordance with its investment policy. The policy allows for the purchase of low risk debt securities issued by U.S. government agencies and highly rated corporations subject to concentration limits of 10% of any one issuer or group of issuers at the time of purchase, with the exception of debt securities issued by U.S. government agencies where the Company is not

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

subject to any concentration limit. The maturities of these securities on a weighted-average basis may be no longer than 12 months. The Company believes that it has established guidelines for investment of its excess cash that maintains safety and liquidity through its policies on diversification and investment maturity.

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and short-term investments, available for sale investment securities in high-credit quality corporate debt, and debt securities issued by the U.S. government and government-sponsored enterprises.

The Company utilizes a network of specialty distributors and specialty pharmacies to distribute Qutenza. For the year ended December 31, 2012, one specialty distributor and one specialty pharmacy accounted for 63% of the Company’s 2012 gross product shipments. As of December 31, 2012, these two customers represented virtually all of the Company’s trade accounts receivable. If these customers were to discontinue distributing Qutenza, the Company’s product revenue could be negatively impacted, at least in the short term.

The Company currently depends on four contract manufacturers as single source suppliers for the components of Qutenza. The Company has entered into long-term commercial supply agreements for these components. In addition, the Company entered into a long-term agreement for the assembly of the Qutenza treatment kits in the United States. If relationships with any of these manufacturers is terminated, or if any manufacturer is unable to produce required quantities on a timely basis or at all, the Company’s operations would be negatively impacted and our business harmed.

Trade Receivables

Trade accounts receivable are recorded net of allowances, such as customer chargebacks related to government rebate programs and doubtful accounts. For qualified government rebate programs that can purchase the Company’s products through its customers at a lower contractual government price, its customers charge back to the Company the difference between their acquisition cost and the lower contractual government price, which the Company records against accounts receivable. Estimates for customer chargebacks for government rebates are based on contractual terms, historical trends and the Company’s expectations regarding the utilization rates for these programs. The Company’s estimate for allowances for doubtful accounts is determined based on existing contractual payment terms, historical payment patterns of its

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

customers and individual customer circumstances. To date, the Company has determined that an allowance for uncollectible accounts receivable is not required. The Company does not require collateral in support of its trade receivables.

Inventories

Inventories are determined at the lower of cost or market value with cost determined under the specific identification method. Inventories consist of raw materials, work-in-process and finished goods. Raw materials include certain starting materials used in the production of the active pharmaceutical ingredient of Qutenza. Work-in-process includes the bulk inventory of the active pharmaceutical ingredient, patches and cleansing gel of Qutenza that are in the process of being manufactured or have completed manufacture and are awaiting final packaging, including related internal labor and overhead costs. Finished goods include the final packaged kits that contain the Qutenza patch and cleansing gel and that are ready for commercial sale. On a quarterly basis, the Company analyzes its inventory levels against forecasted sales volumes, which are subject to change, and writes down inventory that is obsolete, inventory that has a cost basis in excess of the expected net realizable value and inventory that is in excess of expected requirements based upon anticipated product revenue during the products’ applicable shelf life. As a result of the Company’s re-organization in March 2012, which resulted in a significant reduction of its expected revenue for United States Qutenza sales, the Company recorded a write-down of inventory of $0.6 million in the year ended December 31, 2012. The write-down of excess inventory recorded to cost of goods sold during the year ended December 31, 2011, was $0.4 million. Expected inventory requirements based on forecasted product revenue are subject to significant judgment and management estimate. The Company expects that its sales forecast will change over time and thus it will continue to review the quantities of inventories on hand compared to the sales forecast.

Prepaid Collaboration Supplies

Costs to manufacture product under the supply agreement with Astellas, including internal labor costs and third-party manufacturing, packaging and transportation costs are classified as prepaid collaboration supplies, which are included in prepaid expenses and other current assets on the Company’s consolidated balance sheets, until such time as those supplies are delivered to Astellas.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined using the straight-line method and recorded over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the life of the lease or the useful economic life, whichever is shorter.

Product Revenue

In April 2010, the Company made Qutenza commercially available in the United States to its specialty distributor and specialty pharmacy customers. Under the Company’s agreements with its customers, the customers take title to the product upon shipment and only have the right to return damaged product, product shipped in error and expired or short-dated product. As Qutenza was new to the marketplace, the Company has been recognizing Qutenza product revenue, and related product costs, at the later of:

•	The time the product is shipped by the customer to healthcare professionals, and

•	The date of cash collection.

The Company believes healthcare professionals are generally ordering Qutenza in small quantities only after they have identified a patient for treatment. The Company believes that revenue recognition upon the later of customer shipment to the end user and the date of cash collection is appropriate. The Company has been performing additional procedures to further analyze shipments made by its customers by utilizing shipping data provided by its customers to determine when product is shipped by customers to healthcare professionals and are evaluating ending inventories at the Company’s customers each month to assess the risk of product returns. To date, product returns from healthcare professionals have not been material.

The Company continues to support a distribution network to allow healthcare providers to access Qutenza through a specialty distributor and specialty pharmacies.

The Company has established terms pursuant to distribution agreements with its customers providing for payment within 120 days of the date of shipment to its specialty distributor customers and 30 days of the date of shipment to its specialty pharmacy customers. Such distribution agreements generally have a term of three years.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Company had gross shipments to its specialty distributor and pharmacy customers of $2.1 million and $3.4 million for the years ended December 31, 2012 and 2011, respectively. The application of the Company’s revenue recognition policy resulted in the recognition of net revenue of $2.6 million for each of the years ended December 31, 2012 and 2011, and $0.6 million for the year ended December 31, 2010. The Company’s gross shipments are reduced for chargebacks, certain fees paid to distributors and product sales allowances including allowance for rebates to qualifying federal and state government programs. At December 31, 2012 and 2011, net deferred product revenues totaled $0.4 million and $1.1 million, respectively.

Revenue From the Astellas Agreement

In June 2009, the Company entered into the Astellas Agreement which provides for an exclusive license by the Company to Astellas for the promotion, distribution and marketing of Qutenza in the Licensed Territory, an option to license NGX-1998 in the Licensed Territory, participation on a joint steering committee and, through a related supply agreement entered into with Astellas (the Supply Agreement), supply of product until direct supply arrangements between Astellas and third-party manufacturers are established. Revenue under this arrangement includes upfront non-refundable fees and may also include additional option payments for the development of and license to NGX-1998, contingent event-based payments upon achievement of certain product sales levels and royalties on product sales.

Significant management judgment is required in determining the level of effort required under a multiple-element arrangement and the period over which the performance obligations are estimated to be completed. In addition, if the Company is involved in a joint steering committee as part of a multiple-element arrangement that is accounted for as a single unit of accounting, an assessment is made as to whether the involvement in the steering committee constitutes a performance obligation or a right to participate.

Revenue recognition of non-refundable upfront license fees commences when there is a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and there are no further performance obligations under the license agreement.

The Company views the Astellas Agreement and related agreements, as a multiple-element arrangement with the key deliverables consisting of an exclusive license to Qutenza in the Licensed Territory, to conduct certain development activities in the event Astellas exercises their option for NGX-1998, participation on a joint steering committee and supply of Qutenza

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

components to Astellas until such time that Astellas can establish a direct supply relationship with product vendors. The Company entered into the Astellas Agreement in June 2009, and thus, prior to its January 1, 2011, adoption of ASU No. 2009-13. Accordingly, because not all of these elements have both standalone value and objective and reliable evidence of fair value, the Company is accounting for such elements as a single unit of accounting. Further, the agreement provides for the Company’s mandatory participation in a joint steering committee, which the Company believes represents a substantive performance obligation and also the estimated last delivered element under the Astellas Agreement and related agreements. Therefore, the Company is recognizing revenue associated with upfront payments and license fees ratably over the term of the joint steering committee performance obligation. The Company estimates this performance obligation will be delivered ratably through June 2016.

In the accompanying financial statements, collaboration revenue represents revenue associated with the Astellas Agreement and related agreements. Deferred collaboration revenue arises from the excess of cash received or receivable over cumulative revenue recognized for the period.

Under the terms of the Astellas Agreement, the Company earns royalties based on each sale of Qutenza into the Licensed Territory. The royalty rate is tiered based on the level of sales achieved. These royalties are considered contingent consideration as there is no remaining contract performance obligation of the Company and, therefore, the royalties are excluded from the single unit of accounting treatment discussed above. The Company reports royalty revenue based upon Astellas’ reported net sales of Qutenza in the Licensed Territory. The Company recognizes royalty revenue from Astellas on a quarter lag basis due to the timing of Astellas reporting such royalties to the Company.

Additionally, the Company can earn milestone payments from Astellas if Astellas achieves certain sales levels as outlined in the Astellas Agreement. As these payments are contingent on Astellas’ performance, they are excluded from the single unit of accounting treatment discussed above. The milestones will be recorded as revenue when earned as there is no remaining contractual performance obligation of the Company.

The Company recognizes the revenue net of related costs for collaboration supplies sold to Astellas upon product being delivered to Astellas. The revenue and related costs of the product supplied to Astellas are included in collaboration revenue. Prior to delivery to Astellas, the costs accumulated for the manufacturing of the collaboration supplies are included in prepaid expenses and other current assets on the Company’s balance sheet.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Cost of Goods Sold

Cost of goods sold includes costs to procure, manufacture and distribute Qutenza including certain shipping and handling costs incurred in the distribution channel, as well as royalties’ payable to The Regents of the University of California and Lohmann Therapie-Systeme AG. Cost of goods sold associated with deferred product revenue is deferred and recognized in the same period as the associated product revenue. During the year ended December 31, 2012, the Company recorded a charge to cost of goods sold of $0.7 million for Qutenza patches that the Company does not expect to sell prior to their expiration date, primarily as a result of the Company’s decision to eliminate direct promotion efforts of Qutenza in March 2012. The write-down of excess inventory recorded to cost of goods sold during the year ended December 31, 2011, was $0.4 million for Qutenza patches which the Company does not expect to sell prior to their expiration date. At December 31, 2012 and 2011, the Company had deferred cost of goods sold of $0.1 million, which is included in deferred product revenue, net on the Company’s condensed consolidated balance sheets.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses include personnel and personnel related costs, costs associated with pre-clinical and clinical development activities, such as clinical trials, including amounts paid to clinical research organizations and clinical investigators; product and manufacturing costs, such as process development, clinical product supply costs and the cost of commercially saleable product that is manufactured prior to market approval for that product candidate; internal and external costs associated with the Company’s regulatory compliance and quality assurance functions including the costs of outside consultants and contractors that assist in the process of submitting and maintaining regulatory filings; and overhead costs including allocated facility and related expenses.

Clinical Trials

The Company accrues and expenses costs for clinical trial activities performed by third parties, including clinical research organizations and clinical investigators, based upon estimates of the work completed over the life of the individual study in accordance with agreements established with contract research organizations and clinical trial sites. The Company determines these estimates through discussion with internal personnel and outside service providers as to progress or stage of completion of trials or services pursuant to contracts with numerous clinical trial centers and clinical research organizations and the agreed upon fee to be paid for such services.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Advertising Costs

The Company expenses both the production costs and the placement costs of advertising as incurred. Advertising expense which includes Qutenza’s website development, eLearning, eMarketing, media campaigns, patient testimonial videos and other items was $0.3 million, $2.3 million, and $5.8 million for the years ended December 31, 2012, 2011, and 2010, respectively, and is included in Selling, general, and administrative Operating expense on the Company’s Consolidated Statement of Operations.

Interest Expense

Interest expense is comprised of interest relating to the Company’s long-term obligations, the accretion of the debt discount, and the amortization of debt issuance costs recorded as Prepaid expenses and other current assets and Other assets on the consolidated balance sheets. Interest expense includes both currently payable interest charges and interest charges that accrue but are not currently due as a result of the terms of the underlying debt agreement. See Note 7 for a discussion of the HRP debt facility.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Uncertain tax positions are evaluated and if appropriate, the amount of unrecognized tax benefits are recorded within deferred tax assets, as further described in Note 12. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Currently, there is no provision for income taxes as the Company has incurred operating losses to date.

Comprehensive (Loss) Income

Comprehensive (loss) income includes net loss and other comprehensive (loss) income. For each of the years ended December 31, 2012, 2011, and 2010, the difference between comprehensive loss and net loss consisted of net unrealized gains or losses on available-for-sale securities.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Net Loss per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period less the weighted-average unvested common shares subject to repurchase and without consideration of common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding and common stock equivalents outstanding for the period. For purposes of this calculation, warrants and options to purchase common stock and restricted stock unit grants are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share as their effect is anti-dilutive.

The following table is a reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Year Ended December 31
	2012	2011	2010
Numerator:
Net loss	$(24,180)	$(49,545)	$(44,516)

Denominator:
Weighted-average common shares outstanding	32,867	23,011	17,769
Basic and diluted net loss per share	$(0.74)	$(2.15)	$(2.51)

Outstanding securities not included in diluted net loss per share:
Warrants outstanding	9,471	7,932	1,266
Options to purchase common stock	4,402	3,037	3,002
Restricted stock units	256	781	–
	14,129	11,750	4,268

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

3. Cash and Cash Equivalents and Short-Term Investments

The following are summaries of cash, cash equivalents, and short-term investments (in thousands):

	At December 31
	2012				2011
	Amortized	Gross Unrealized		Estimated Fair	Amortized	Gross Unrealized		Estimated Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Operating cash	$329	$–	$–	$329	$53	$–	$–	$53
Money market funds	4,939	–	–	4,939	3,855	–	–	3,855
Government sponsored enterprise	7,923	–	1	7,924	23,900	2	(1)	23,901
U.S. Treasury securities	–	–	–	–	6,500	–	–	6,500
	$13,191	$–	$1	$13,192	$34,308	$2	$(1)	$34,309

Reported as:
Cash and cash equivalents				$7,073				$9,148
Short-term investments				6,119				25,161
				$13,192				$34,309

At December 31, 2012 and 2011, the contractual maturities of investments held were one year or less. The Company did not sell any of its investments prior to maturity during 2012. The Company sold $7.1 million of its investments prior to their respective maturity dates during 2011 and recorded an immaterial gain on the sale. The Company’s long-term restricted cash of $0.1 million at December 31, 2012, is related to its corporate credit card program.

4. Fair Value Measurements

The Company discloses its cash and short term investments under a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

4. Fair Value Measurements (continued)

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table summarizes the valuation of the Company’s financial instruments that were determined by using the following inputs as of December 31, 2012 and 2011 (in thousands):

	At December 31
	2012				2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Operating cash	$329	$–	$–	$329	$53	$–	$–	$53
Money market funds	4,939	–	–	4,939	3,855	–	–	3,855
Government sponsored enterprise	–	7,924	–	7,924	–	23,901	–	23,901
U.S. Treasury securities	–	–	–	–	–	6,500	–	6,500
	$5,268	$7,924	$–	$13,192	$3,908	$30,401	$–	$34,309

Reported as:
Cash and cash equivalents				$7,073				$9,148
Short-term investments				6,119				25,161
				$13,192				$34,309

The Level 2 assets are valued using quoted market prices for similar instruments, benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data.

In addition to Level 1 and Level 2 assets held by the Company at December 31, 2012, the Company measures its contingent put option liability and warrant liability related to the loan agreement with Hercules (see Note 7), utilizing Level 3 measurements. The fair value of the contingent put option of $0.1 million was determined by evaluating multiple potential outcomes of an event of default, including a change of control, using an income approach and an estimated cost of capital. The fair value of the warrant liability of $0.5 million was determined by evaluating multiple potential exercise scenarios and an estimated cost of capital.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

5. Inventories

The components of inventories are as follows (in thousands):

	At December 31
	2012	2011

Raw materials	$31	$10
Work-in-process	50	591
Finished goods	10	53
	$91	$654

As a result of the Company’s restructuring in March 2012, which resulted in a significant reduction of its expected Qutenza revenues in the United States, the Company recorded a write-down of inventory of $0.7 million in the year ended December 31, 2012. This inventory write-down is recorded in cost of goods sold and relates primarily to supplies of the active pharmaceutical ingredient which the Company determined to be in excess of its forecasted commercial inventory manufacturing needs. In addition, on a quarterly basis, the Company analyzes its inventory levels and writes down inventory that has become obsolete, inventory that has a cost basis in excess of the expected net realizable value and inventory that is in excess of expected requirements based upon anticipated product revenues. In each of the years ended December 31, 2011 and 2010, the Company recorded a charge to Cost of goods sold of $0.4 million for Qutenza patches which the Company did not expect to sell prior to their expiration date.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

6. Property and Equipment

Property and equipment consists of the following (in thousands):

	At December 31
	2012	2011

Computer equipment	$328	$828
Leasehold improvements	25	275
Software	501	520
Office furniture and equipment	120	327
Marketing related equipment	149	149
Research equipment	57	56
Construction in progress	–	20
	1,180	2,175
Less: accumulated depreciation and amortization	(986)	(1,628)
	$194	$547

Depreciation expense was $0.3 million, $0.4 million, and $0.3 million for the years ended December 31, 2012, 2011, and 2010, respectively. Construction in progress primarily represents software that was not yet placed into service by yearend. During the year ended December 31, 2012, the Company’s disposed of $0.5 million in computer equipment related to its restructuring in March 2012, and $0.3 million in leasehold improvements related to relocation of its corporate headquarters in July 2012.

7. Long-Term Obligations

The following table summarizes the carrying amount of the Company’s borrowings under various long-term obligations (in thousands):

	At December 31
	2012	2011

Heathcare Royalty Partners, L.P. – financing agreement	$60,693	$53,344
Hercules Technology Growth Capital, Inc. – term loan	12,893	14,231
	73,586	67,575
Less: current portion of long-term obligations	73,586	4,829
	$–	$62,746

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Long-Term Obligations (continued)

Healthcare Royalty Partners Financing Agreement

On April 30, 2010, the Company entered into a Financing Agreement (the Financing Agreement) with Healthcare Royalty Partners, L.P. (formerly Cowen Healthcare Royalty Partners, L.P.), a limited partnership organized under the laws of the State of Delaware (HRP). Under the terms of the Financing Agreement, the Company borrowed $40.0 million from HRP (the Borrowed Amount) and the Company agreed to repay such Borrowed Amount together with a return to HRP, as described below, out of royalty, milestone, option, and certain other payments (collectively, Revenue Interest) that the Company may receive under the Astellas Agreement or a replacement licensee, as a result of commercializing the Company’s product, Qutenza, in the Licensed Territory, including payments that Astellas may make to the Company to maintain its option to commercialize NGX-1998 in the Licensed Territory.

Under the Financing Agreement, the Company is obligated to pay to HRP:

•	All of the Revenue Interest payments due to the Company under the Astellas Agreement, until HRP has received $90.0 million of Revenue Interest payments; and

•
5% of the Revenue Interest payments due to the Company under the Astellas Agreement for Revenue Interest received by HRP over $90.0 million and until HRP have received $106.0 million of Revenue Interest payments.

The Company also has the option to pay a prepayment amount to terminate the Financing Agreement at the Company’s election at any time or in connection with a change of control of the Company. Such amount is set at a base amount of $76.0 million (or $68.0 million if it is being exercised in connection with a change of control), or, if higher, an amount that generates a specified internal rate of return, as noted below, on the Borrowed Amount as of the date of prepayment, in each case reduced by the Revenue Interest payments received by HRP up to the date of prepayment.

The obligation of the Company to pay Revenue Interest during the term of the Financing Agreement (which is defined below) is secured by rights that the Company has to Revenue Interest under the Astellas Agreement, and by intellectual property and other rights of the Company to the extent necessary or used to commercialize products covered by the Astellas Agreement in the Licensed Territory.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Long-Term Obligations (continued)

Unless terminated earlier pursuant to a prepayment, the Financing Agreement terminates on the earlier of:

•	The time when HRP has received at least $106.0 million of Revenue Interest payments; or

•
The maturity date, which is the latest to occur of 10 years following the first commercial sale of Qutenza in the Licensed Territory or the last to expire of any patents or regulatory exclusivity covering the products commercialized under the Astellas Agreement in the Licensed Territory.

If HRP has not received Revenue Interest payments totaling at least $40.0 million by the maturity date, the Company will be obligated to pay to HRP the difference between such amount and the Revenue Interest paid to HRP under the Financing Agreement up to such date. This represents the Company’s minimum financial obligation under the Financing Agreement. As of December 31, 2012, the Company has received a total of $2.5 million in royalty payments from Astellas and, consistent with the provisions of the arrangement, the Company has paid that amount to HRP as a reduction of the obligation. The Company’s minimum financial obligation under the Financing Agreement as of December 31, 2012, is $37.5 million.

In addition, in the event of the Company’s default under the Financing Agreement, the Company is obligated to pay to HRP the borrowed amount together with interest accrued thereon from the effective date of the Financing Agreement, to the date of repayment at an internal rate of return equal to the lesser of a 19% rate of interest or the maximum rate permitted by law, less total Revenue Interest payments received by HRP. Under the Financing Agreement, an event of default includes standard insolvency and bankruptcy terms, including a failure to maintain liquid assets equal to at least the Company’s liabilities due and payable during the following three months.

The upfront cash receipt of $40.0 million less a discount of $0.5 million in cost reimbursements paid to HRP was recorded in long-term obligations at issuance. The Company is accreting the discount to interest expense over the term of the related debt. The carrying value of the long-term obligation at December 31, 2012, including accrued interest of $21.1 million, is $60.7 million, and has been classified as current at December 31, 2012, see further discussion below. The carrying value of the long-term obligation at December 31, 2011, including accrued interest of $13.8 million, was $53.3 million, of which $2.5 million is the current portion of the long-term obligation. The Company received $1.6 million and $0.9 million in royalty payments from

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Long-Term Obligations (continued)

Astellas in the year ended December 31, 2012 and 2011, respectively, and consistent with the provisions of the arrangement, the Company paid that amount to HRP as a reduction of the obligation.

The Company uses its best estimate of the timing and amount of future royalty and milestone payments to determine the rate of return estimated to be provided to HRP and also to determine the short-term and long-term classification of its obligation under the Financing Agreement. The estimate of the timing and amount of future royalty and milestone payments are subject to management’s judgment and are expected to change over time. When material changes in the estimated timing and amount of future royalty and milestone payments occur, the Company’s policy is to account for those changes prospectively through adjustments of the effective interest rate. During the year ended December 31, 2012, the Company updated its forecast of the timing and amount of future royalty and milestone payments which lowered the estimated rate of return to be provided to HRP from 19% to 16%, and has accordingly reduced the effective interest rate in the Financing Agreement from 19% to 12%. The reduction in the effective interest rate from 19% to 12% resulted in lower interest expense of $2.2 million, or $0.07 per basic and diluted loss per share for the year ended December 31, 2012. At December 31, 2011, the long-term obligations-current portion was $2.5 million of accrued interest and the remaining $11.3 million of accrued interest was included in long-term obligations. The Company recorded interest expense associated with the Financing Agreement of $8.9 million and $9.4 million during the years ended December 31, 2012 and 2011, respectively.

The Company capitalized $0.3 million of debt issuance costs related to the agreement which are being amortized over the term. The unamortized debt issuance cost was $0.2 million at December 31, 2012, and is included in prepaid expenses and other current assets on the Company’s condensed consolidated balance sheets.

On June 3, 2013, the Company and HRP executed an Acknowledgement of Default and Release Agreement (the Acknowledgement Agreement) wherein the Company acknowledged that it was in default of the Financing agreement due to not having liquid assets equal to the Company’s liabilities due and payable for the three months following the date of the Acknowledgement Agreement. As a result of the Company’s acknowledgment of default, HRP accelerated the Company’s obligations under the Financing Agreement and took title to the Revenue Interest under the Astellas Agreement. As a result of the acknowledgement of default by the Company in June 2013, the Company has classified its entire obligation under the Financing Agreement as current on its Consolidated Balance Sheet as of December 31, 2012.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Long-Term Obligations (continued)

The estimated fair value of the HRP Borrowed Amount at December 31, 2012 and 2011, was $57.0 million and $43.6 million, respectively, and the fair value was measured using Level 3 inputs. The estimated fair market value was calculated using the income method of valuation. The key assumptions required for the calculation were an estimate of the amount and timing of future royalty revenues to be received from Astellas and an estimated cost of capital. Management’s estimate of the future royalty revenues to be received from Astellas is subject to significant variability due to the state of the product launch, regulatory processes still to be conducted for significant portions of the Astellas territory and the extended time period associated with the HRP Financing Agreement.

Hercules Loan Agreement

In August 2011, the Company entered into a loan agreement with Hercules which was subsequently amended (the Loan Agreement). The Loan Agreement includes both a $15.0 million term loan and a $5.0 million accounts receivable line. Under the terms of the Loan Agreement, the $15.0 million term loan is required to be repaid over the course of the 42-month maturity period, which includes a 12-month interest only period at the beginning of the term. The Company may prepay and terminate the term loan at any time, subject to certain prepayment fees, and is obligated to also pay a fee of $0.6 million when the term loan is repaid and which is being accrued to interest expense over the term of the loan. The $5.0 million accounts receivable line was a revolving line that was available until December 31, 2012.

In May 2012, the Company terminated the accounts receivable line. No amounts were ever borrowed under the accounts receivable line. In connection with the termination of the accounts receivable line, the Company expensed $0.2 million of the remaining issuance costs and debt discount and fair value of warrants (see below) attributed to the accounts receivable line to interest expense. The obligations of the Company under the Loan Agreement were secured by certain personal property of the Company.

On November 12, 2012, the Company entered into a First Amendment to the Loan Agreement with Hercules (the First Amendment) which amended the Loan Agreement. Pursuant to the terms of the First Amendment, the Loan Agreement was amended to:

•
Change the repayment terms on term loan advances under the Loan Agreement (Advances) to extend the period during which the Company is only required to pay interest on such advances to February 28, 2013 (the Interest-Only Period);

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Long-Term Obligations (continued)

•	Include certain intellectual property of the Company as collateral (but excluding intellectual property that is subject to the Company’s agreements with HRP) (the Additional IP Collateral);

•	Increase the minimum interest on Advances to the greater of (i) 10.75% plus the positive difference between the prime rate as reported in the Wall Street Journal and 3.25% or (ii) 10.75%; and

•	Required the Company maintain at least $10 million in cash and cash equivalents (the Minimum Cash Covenant).

In March 2013, the Company repaid $9.1 million of the outstanding balance of the term loan to Hercules.

On June 26, 2013, the Company and Hercules executed a Payoff of Loan and Security Agreement (the Payoff Agreement) which became effective with the closing of the Acorda Sale. Under the terms of the Payoff Agreement, the Company paid Hercules a payoff amount of $4.6 million which included the term loan outstanding principal balance of $3.9 million, outstanding interest of $0.1 million and the final payment fee of $0.6 million.

The carrying value of this obligation at December 31, 2012, was $12.9 million, and has been classified as current on the Company’s Consolidated Balance Sheet. At December 31, 2011, the carrying value of this obligation was $14.2 million, of which $2.3 million was the current portion.

The loan agreement also contains customary negative covenants and is subject to customary events of default, such as a failure to make a scheduled principal or interest payment, insolvency, and breaches of covenants under the Loan Agreement and agreements and instruments entered into in connection with the Loan Agreement, including covenants in the Hercules Warrant (see below). Upon an event of default, including a change of control, Hercules has the option to accelerate repayment of the loan, including payment of any applicable prepayment charges, which range from 1%-3% of the outstanding loan balance and accrued interest, as well as a final payment fee of $0.6 million. This option is considered a contingent default provision liability as the holder of the loan may exercise the option in the event of default and, is a derivative which must be bifurcated and valued separately in the Company’s financial statements. As of December 31, 2012, the estimated fair value of the contingent put option upon an event of

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Long-Term Obligations (continued)

default liability was $0.1 million which was determined by using Level 3 inputs, evaluating multiple potential outcomes of an event of default, including a change of control, using an income approach and an estimated cost of capital. The contingent put option liability is included in Long-term obligations – current portion on the Company’s Condensed Consolidated Balance Sheets. The contingent put option liability will be revalued at the end of each reporting period and any change in the fair value will be recognized in the statements of operations.

In connection with the entry of the Company into the loan agreement, Hercules was granted a warrant to purchase 791,667 shares of the Company’s common stock (the Hercules Warrant). The Hercules Warrant has a term of five years, contains a net-exercise provision, and was granted with an exercise price of $1.80 per share. In March 2012, the Company entered into an amendment to the Hercules Warrant (the First Warrant Amendment) in which it amended the covenant with respect to the requirement to maintain its listing on the NASDAQ Global Market to allow for the NASDAQ Capital Market and certain over-the-counter markets to be permissible alternative markets on which the Company can list its shares of common stock. Under the terms of the amendment, the number of shares underlying the warrant was increased to 1,950,000 and the exercise price per warrant was reduced to $0.50. In connection with entry into the First Amendment to the Loan Agreement, the Company also entered into the Second Amendment to Hercules Warrant, dated as of November 12, 2012 (the Second Warrant Amendment). The Second Warrant Amendment increased the number of shares of Common Stock issuable upon exercise of the Hercules Warrant to 3,421,500, and changes the exercise price to the lower of $0.20 per share of Common Stock or the price per share of Common Stock or Common Stock equivalent issued in the Company’s next equity financing. The fair value of the Hercules Warrant and the First Warrant Amendment was based on a Black-Scholes valuation model; $1.7 million of which was attributable to the warrants issued in connection with the term loan, and $0.3 million of which was attributable to warrants issued in connection with the accounts receivable line. The fair value of the warrants attributable to the term loan resulted in a debt discount, which is being amortized to interest expense over the life of the loan using the effective interest method. The fair value of the warrants attributable to the accounts receivable line was recorded in prepaid and other current assets and other assets and was being amortized to interest expense on a straight-line basis over the initial term until May 2012, when the accounts receivable line was cancelled and the remaining fair value of the warrants was expensed. Because of the variable nature of the exercise price of the warrants associated with the Second Warrant Amendment, the valuation was based on a Brownian Motion reset valuation model and was $0.5 million and is classified as Other long-term liabilities on the Company’s Consolidated Balance Sheets as of the December 31, 2012. The value of the Second Warrant Amendment will be marked to market in subsequent reporting periods.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Long-Term Obligations (continued)

The Company also paid $0.4 million in issuance costs which were allocated to the term loan and accounts receivable line and accounted for consistent with the warrants as described above. The recorded value of the term loan is $13.8 million after deducting expenses of $0.3 million paid to Hercules, $0.8 million for the value of the warrants allocated to the term loan and $0.1 million for the value ascribed to the default provision of the agreement. The estimated fair value of the Hercules term loan and the default provision was $12.6 million and $0.1 million, respectively, at December 31, 2012, and the liabilities were measured at fair value using Level 3 inputs. The estimated fair market value was calculated using the income method of valuation. The key assumptions required for the calculation were an estimate of the amount and timing of future payments to Hercules and the discount rate.

8. Commitments and Contingencies

Operating Leases

In July 2012, the Company relocated its corporate headquarters to a facility that better meets its reduced space requirements. This relocation was in conjunction with the expiration of its previous facility sublease which expired on July 31, 2012. The Company’s new corporate headquarters consists of 13,510 square feet of office space. The new sublease was entered into on May 14, 2012, subject to contingencies which were met on June 15, 2012, and included a period of free rent and rent escalation, all of which are accounted for on a straight-line basis over the lease term. The Company’s new corporate headquarters are leased under a long-term operating lease which expires on March 15, 2015. The sublease agreement includes provisions which require the Company to pay taxes, insurance, maintenance costs and defined rent increases.

Total rent expense under all operating leases, which also includes rent expense for certain office equipment, was $0.5 million for each of the years ended December 31, 2012, 2011, and 2010.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

Future minimum payments under all non-cancellable operating lease obligations are as follows as of December 31, 2012 (in thousands):

Operating Leases
Year ending December 31:
2013	$427
2014	424
2015	89
2016 and thereafter	–
Total minimum payments	$940

Purchase Obligations

The Company has issued non-cancellable purchase orders to third-party manufacturers of Qutenza and NGX-1998 for manufacturing, stability and related services including reimbursable amounts from Astellas for the supply of Qutenza based on the Astellas Agreement. These purchase orders totaled $1.8 million as of December 31, 2012, and included $0.7 million related to Qutenza stability and related services, $0.6 million for NGX-1998 development services, along with $0.5 million for commitments related to supply of Qutenza to Astellas. The Company will record these amounts in its financial statements when title to the applicable materials has transferred to the Company.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and generally provide for various indemnifications including indemnification from claims resulting from clinical trial activities and intellectual property matters. The Company’s liability under these agreements is unknown because it involves the potential for future claims that may be made against the Company, but have not yet been made. To date, the Company has not received any claims under its various indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

The Company, as permitted under Delaware law and in accordance with its bylaws, indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity. The Company may terminate the indemnification agreements with its officers and directors upon 90 days written notice, but termination will not affect claims for indemnification relating to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited; however, the Company’s director and officer insurance policy reduces the Company’s exposure and may enable the Company to recover a portion of any future amounts paid. The Company believes that the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of December 31, 2012.

Legal Matters

On April 23, 2012, the Company received a copy of a complaint, Maritime Asset Management, LLC on Behalf of Itself and All Others Similarly Situated v. NeurogesX, Inc., Anthony A. DiTonno, Stephen F. Ghiglieri and Jeffrey K. Tobias, M.D., filed by Maritime Asset Management, LLC with the United States District Court Southern District of New York against the Company and certain current and former executive officers. The complaint alleges, among other things, violations of Section 10(b), Section 20(a) and Rule 10b-5 of the Securities and Exchange Act of 1934 (the Exchange Act), breach of contract, fraud and aiding and abetting arising out of disclosures made prior to the departure of the Company’s former Chief Medical Officer and Executive Vice President of Research and Development, Dr. Jeffrey K. Tobias. The challenged disclosures were made in connection with the Company’s July 26, 2011, private placement of common stock and common stock warrants and the Company’s periodic reports filed pursuant to the Exchange Act from May 9, 2011 through September 27, 2011. The complaint states that the plaintiff is seeking monetary damages, but no amounts are specified. The Company’s board of directors and management believe the claims are without merit and intend to vigorously defend against the action. Based on currently available information, the Company is unable to estimate whether or not the complaint will ultimately have an adverse impact to its financial results. On September 21, 2012, the venue for this action was changed to the United States District Court Northern District of California.

The Company is subject to various legal disputes that arise in the normal course of business which include or may include employment matters, contract disputes, intellectual property matters, product liability actions, and other matters. The Company does not know whether it would prevail in these matters nor can it be assured that any remedy could be reached on

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

commercially viable terms, if at all. Based on currently available information, the Company does not believe that any of these disputes will have a material adverse impact on the Company’s results of operations, liquidity or financial position. The Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company recorded a $1.0 million charge in 2010 related to intellectual property matters as discussed in Note 10, and subsequently reversed $0.3 million of such accrual in 2011.

9. Restructuring

In November 2012, the Company’s board of directors committed to a restructuring plan whereby the Company reduced its workforce by nine individuals. The restructuring is to further align the organization and personnel with the Company’s current requirements based on the operating model needed to achieve the Company’s business strategy focusing on the clinical development program for its primary product candidate, NGX-1998. The Company recorded a cash charge for severance and other payroll related termination costs of $0.3 million in the year ended December 31, 2012, of which $0.2 million was charged to research and development expenses and $0.1 million was charged to selling, general and administrative expenses. As of December 31, 2012, the Company has paid $0.2 million and has a remaining liability of $0.1 million of accrued severance and other payroll related termination costs.

In March 2012, the Company’s board of directors committed to a restructuring plan whereby the Company reduced its workforce by 43 individuals. The restructuring plan was approved in connection with the Company’s plan to focus its resources on its NGX-1998 development program. The Company recorded a cash charge for severance and other payroll related termination costs of $1.4 million and non-cash charges of $0.8 million related to inventory and capital equipment write-downs, as well as stock compensation charges for modifications to the impacted employees’ equity awards in the three months ended March 31, 2012. Of the total $2.2 million recorded as restructuring charges, $0.6 million was charged to cost of goods sold, $0.2 million was charged to research and development expenses, $1.3 million was charged to selling, general and administrative expenses and $0.1 million was charged to other expenses. As of December 31, 2012, the Company had settled all of its restructuring liabilities for severance and other payroll related termination costs for this restructuring.

In October 2011, the Company’s board of directors committed to a restructuring plan whereby the Company reduced its workforce by 26 individuals. The restructuring decision resulted from the Company’s evaluation of the U.S. Qutenza launch. The restructuring plan reduced the Company’s sales force from 40 to 25 employees and eliminated an additional 11 positions across

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

9. Restructuring (continued)

all functions. The Company recorded a charge of $0.8 million in the three months ended December 31, 2011, related to this restructuring, of which $0.1 million was charged to research and development expenses and $0.7 million was charged to selling, general and administrative expenses. As of December 31, 2012, the Company had settled all of its liabilities for this restructuring.

10. License Agreements

Collaboration Agreement – Astellas

In June 2009, The Company entered into the Astellas Agreement granting Astellas an exclusive license to commercialize Qutenza in the Licensed Territory. The Astellas Agreement provided for an upfront payment for past development and the commercialization rights granted, of 30.0 million Euro, or $41.8 million. In addition, the Astellas Agreement provided for an upfront payment of 5.0 million Euro, or $7.0 million, for future development expenses and an option to license NGX-1998. Other elements of the Astellas Agreement include future milestone payments of up to 65.0 million Euro if certain predefined sales thresholds of the products licensed under the Astellas Agreement are met and royalties, as a percentage of net sales made by Astellas of products under the agreement, with such royalties starting in the high teens and escalating into the mid-twenties as revenues increase. The Company believes that the milestone payments are not substantive since the achievement of these milestones is predominately based on Astellas’ sales performance. The Company is participating on a joint steering committee with Astellas to oversee the development and commercialization activities related to Qutenza and NGX-1998 during the term of the agreement, not to exceed ten years. On the seventh anniversary of the Astellas Agreement, the Company has the unilateral right to opt-out of participation on the joint steering committee. The Astellas Agreement further provides that upon delivery of certain data related to NGX-1998, Astellas may pay two additional NGX-1998 option payments totaling 5.0 million Euros. Subsequent to Astellas’ exercise of the option to exclusively license NGX-1998 in the Territory, both companies would cooperate on Phase 3 clinical trials and will share applicable costs equally.

The Company commenced recognizing revenue related to the upfront and option payments upon transfer of the MA for Qutenza to Astellas, which occurred in September 2009. The Company recognized $7.3 million, $7.2 million, and $7.2 million as collaboration revenue related to the upfront and option payments for the years ended December 31, 2012, 2011, and 2010, respectively. As of December 31, 2012, the Company had deferred revenue totaling

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

10. License Agreements (continued)

$25.1 million, of which $7.2 million is reflected as current. The Astellas upfront license fee and option payments are accounted for as a single unit of accounting, and accordingly, such payments are being recognized ratably through June 2016, which is the Company’s estimate of its substantive performance obligation period related to the joint steering committee. Subsequent option exercise payments received, if any, are expected to be recognized ratably over the remaining estimated period of performance.

The Astellas Agreement will remain effective on a country-by-country and product-by-product basis until the later of ten years after the first commercial sale, expiration or abandonment of the last valid patent claim or expiration of all applicable periods of regulatory exclusivity. Astellas may terminate the agreement for any reason without penalty, consequence or compensation on a country-by-country and product-by-product basis upon written notice to the Company. Pursuant to the Supply Agreement, the Company has agreed to provide Astellas with a sufficient supply of Qutenza to support their commercialization efforts until Astellas can establish a direct supply relationship with product vendors. These products will be charged to Astellas at contractually agreed upon costs per unit which are intended to reflect the Company’s direct cost of goods and related internal labor and overhead costs without mark-up for profit. The Company reports amounts received from product transactions net of direct costs incurred as a component of collaboration revenue.

For the years ended December 31, 2012, 2011, and 2010, there was less than $0.1 million, $0.8 million, and $0.3 million in product supply transactions, net of direct costs incurred, included in collaboration revenue, respectively.

For the years ended December 31, 2012, 2011, and 2010 the Company recognized $1.6 million, $0.9 million, and $0.1 million, respectively, in royalty revenue related to the Astellas Agreement, respectively. The Company recognizes royalty revenue from Astellas on a one quarter lag basis.

As noted above, the rights to the Revenue Interest under the Astellas Agreement were transferred to HRP from the Company and consequently, the Company is no longer a party to the Astellas Agreement.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

10. License Agreements (continued)

University Of California

In October 2000, and as amended, the Company licensed multiple patents in various jurisdictions, including a method patent, from the University of California (UC) (the U.C. License Agreement) for prescription strength capsaicin for neuropathic pain. Under the terms of the U.C. License Agreement, the Company is required to pay royalties on net sales of the licensed product up to a maximum of $1.0 million per annum as well as a percentage of upfront and milestone payments received by the Company from sublicensing the Company’s rights under the U.C. License Agreement (Sublicense Fee). The Company recognized $15,000, $14,000, and $4,000 in royalty expense recorded in Cost of goods sold on the Company’s Consolidated Statements of Operations due to UC for the years ended December 31, 2012, 2011, and 2010, respectively, related to Qutenza product sales in the United States.

On April 3, 2012, the Company entered into a Settlement, Release and Patent Assignment Agreement with two individuals (the Settlement Agreement) related to the U.C. License Agreement. Under the terms of the Settlement Agreement, the Company obtained from these individuals certain releases and covenants not to sue and an assignment of certain intellectual property, including certain intellectual property relating to the Company’s Qutenza product. In exchange, the Settlement Agreement provides for these individuals to each receive (i) an initial cash payment of $300,000, (ii) potential additional cash payments of up to an individual aggregate of $450,000 in the event the Company achieves certain annual sales milestones for Qutenza in the U.S. and (iii) certain royalties on U.S. net sales of products utilizing intellectual property licensed by the Company under the U.C. License Agreement. As of December 31, 2012, the accrued additional payments and royalties were not material. Additionally, pursuant to the terms of the Settlement Agreement, these individuals have each been granted, pursuant to the terms of the Company’s 2007 Stock Plan, as amended, a fully exercisable restricted stock purchase award for 75,000 shares of common stock of the Company that they may elect to purchase within five years of the date of the Agreement. The purchase price for such shares was set at $0.39 per share.

In connection with the entry by the Company into the Settlement Agreement, the Company and the UC also entered into Amendment Number Four to the Exclusive License Agreement on April 3, 2012 (the UC Amendment). Under the terms of the UC Amendment, the U.C. License Agreement was amended to provide for the Company the right to offset 50% of the cash and royalty payments to be paid by the Company to these individuals under the Settlement Agreement against amounts the Company would otherwise be obligated to pay to the UC under the U.C. License Agreement.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

10. License Agreements (continued)

LTS Lohmann Therapie-Systeme AG

In January 2007, the Company entered into a Commercial Supply and License Agreement (LTS Agreement) with LTS Lohmann Therapie-Systeme AG (LTS) to manufacture commercial and clinical supply of Qutenza. Under the terms of the agreement, the Company is required to pay a transfer price for product purchased as well as a royalty on net sales of product purchased under the LTS Agreement. The Company recognized $46,000, $47,000, and $12,000 in royalty expense recorded in Cost of goods sold on the Company’s Consolidated Statements of Operations due to LTS for the years ended December 31, 2012, 2011, and 2010, respectively, related to Qutenza product sales in the United States.

The Company has a liability for royalties due to UC and LTS totaling $8,000 included in deferred product revenue, net, on the December 31, 2012, Consolidated Balance Sheets.

11. Stockholders’ Equity

Preferred Stock

The Certificate of Incorporation allows for the issuance of up to ten million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders.

Common Stock

On February 3, 2012, the Company completed a private placement of its common stock under a Securities Purchase Agreement, dated as of January 31, 2012, by and among the Company and the Purchasers (as defined therein), pursuant to which the Company issued shares of common stock for an aggregate purchase price of $3.0 million, at a per share price of $1.01. The price of each share of common stock is based on the January 31, 2012, consolidated closing bid price of the Company’s common stock on the NASDAQ Global Market of $1.01 per share. The net proceeds to the Company, after deducting expenses of $0.1 million, were $2.9 million. The total number of shares of common stock issued in connection with the transaction was 2,969,685.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

On July 26, 2011, the Company completed a private placement under a Securities Purchase Agreement pursuant to which the Company issued “Units” for an aggregate purchase price of approximately $20.2 million, at a per Unit price of $1.72. Each Unit was comprised of one share of common stock and a warrant to purchase 0.5 shares of common stock (representing 50% warrant coverage on the shares to be issued) (the Warrants). The price of each Unit was based on the July 21, 2011, consolidated closing bid price of the Company’s common stock on the NASDAQ Global Market of $1.65 per share, and represented a purchase price of $1.65 for the one share of common stock issued for each Unit and a Warrant purchase price of $0.07 for the 0.5 shares of common stock underlying the Warrants issued for each Unit (resulting in a purchase price for the Warrants of $0.14 per whole share of common stock underlying such Warrants). The total number of Units issued in connection with the transaction was 11,749,552, representing an aggregate issuance of 11,749,552 shares of common stock and Warrants to purchase an aggregate of 5,874,782 shares of common stock. The Warrants have a term of five years, contain a net-exercise provision, and have an exercise price of $1.65 per share. In addition, the Warrants contain terms that prevent the Warrants from being exercised to the extent that such exercise would cause a stockholder’s beneficial ownership (along with its affiliates and others with whom such stockholder’s holdings would be aggregated for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) to exceed 19.999% of the total number of then issued and outstanding shares of common stock of the Company. The fair value of the warrants issued was approximately $5.9 million based on a Black-Scholes valuation model. The net proceeds to the Company in connection with the Securities Purchase Agreement were $18.6 million, after deducting expenses of approximately $1.6 million.

Pursuant to a Registration Rights Agreement entered into in connection with the Securities Purchase Agreement, the Company filed a registration statement covering the resale of the common stock and the shares of common stock underlying the Warrants issued and issuable to the purchasers of Units on August 24, 2011. The registration statement was declared effective on September 8, 2011.

Warrants to Purchase Common Stock

In May 2007, the Company completed its IPO as a result of which all of the existing shares of the Company’s preferred stock were converted to common stock. At the time of the completion of the IPO, the Company had outstanding warrants to purchase 33,600 shares of its Series A preferred stock, 20,000 shares of its Series B preferred stock, and 840,000 shares of its Series C2 preferred stock. Upon closing of the Company’s IPO, warrants to purchase 893,600 shares of its

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

preferred stock converted to warrants to purchase 59,573 shares of the Company’s common stock. These warrants remain outstanding at December 31, 2012. Of these warrants to purchase 59,573 shares of the Company’s stock, warrants to purchase 56,000 shares of the Company’s common stock automatically exercise in the event of an acquisition of the Company. In connection with private placements of common stock in December 2007 and January 2008, the Company issued to the investors warrants to purchase 1,206,273 shares of common stock at $8.034 per share. The warrants became exercisable immediately upon issuance and expire five years from issuance. The fair value of the warrants to purchase 1,091,622 shares of common stock issued in conjunction with the first closing of the private placement in December 2007, was approximately $3.4 million and was determined using the Black-Scholes method with the following assumptions: expected volatility of 67%, a dividend yield of 0%, a risk-free interest rate of 3.52%, and an expected life of five years. The fair value of the warrants to purchase 114,651 shares of common stock issued in conjunction with the second closing of the private placement in January 2008 was approximately $0.4 million and was determined using the Black-Scholes method with the following assumptions: expected volatility of 67%, a dividend yield of 0%, a risk-free interest rate of 3.26%, and an expected life of five years. The fair value of the warrants issued was allocated from the proceeds of the financing. As of December 31, 2012, 114,651 of these warrants remain outstanding.

In connection with the entry of the Company into the loan agreement, Hercules was granted a warrant to purchase 791,667 shares of the Company’s common stock (the Hercules Warrant). The Hercules Warrant has a term of five years, contains a net-exercise provision, and was granted with an exercise price of $1.80 per share. In March 2012, the Company entered into an amendment to the Hercules Warrant (the First Warrant Amendment) in which it amended the covenant with respect to the requirement to maintain its listing on the NASDAQ Global Market to allow for the NASDAQ Capital Market and certain over-the-counter markets to be permissible alternative markets on which the Company can list its shares of common stock. Under the terms of the amendment, the number of shares underlying the warrant was increased to 1,950,000 and the exercise price per warrant was reduced to $0.50. In connection with entry into the First Amendment to the Loan Agreement, the Company also entered into the Second Amendment to Hercules Warrant, dated as of November 12, 2012 (the Second Warrant Amendment). The Second Warrant Amendment increased the number of shares of Common Stock issuable upon exercise of the Hercules Warrant to 3,421,500, and changes the exercise price to the lower of $0.20 per share of Common Stock or the price per share of Common Stock or Common Stock equivalent issued in the Company’s next equity financing. The fair value of the Hercules Warrant and the First Warrant Amendment was based on a Black-Scholes valuation model;

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

$1.7 million of which was attributable to the warrants issued in connection with the term loan, and $0.3 million of which was attributable to warrants issued in connection with the accounts receivable line. The fair value of the warrants attributable to the term loan resulted in a debt discount, which is being amortized to interest expense over the life of the loan using the effective interest method. The fair value of the warrants attributable to the accounts receivable line was recorded in prepaid and other current assets and other assets and was being amortized to interest expense on a straight-line basis over the initial term until May 2012, when the accounts receivable line was cancelled and the remaining fair value of the warrants was expensed. Because of the variable nature of the exercise price of the warrants associated with the of the Second Warrant Amendment, their valuation was based on a Brownian Motion reset valuation model and was $0.5 million is classified as Other long-term liabilities on the Company’s Consolidated Balance Sheets as of the December 31, 2012. The value of the Second Warrant Amendment will be marked to market in subsequent reporting periods. See Note 7.

2000 Stock Incentive Plan

The Company’s 2000 Stock Incentive Plan (the 2000 Plan) provides for the grant of incentive and nonstatutory stock options by the board of directors to employees, officers, directors, and consultants of the Company. Incentive stock options may be granted with exercise prices not less than estimated fair value, and nonstatutory stock options may be granted with an exercise price of not less than 85% of the estimated fair value of the common stock on the date of grant. Options granted under the 2000 Plan expire no later than 10 years from the date of grant. Options granted and shares underlying stock purchase rights issued under the 2000 Plan vest over periods determined by the board of directors, generally over four to six-years. Unvested shares of common stock purchased under stock purchase rights are subject to a repurchase option by the Company upon termination of the purchaser’s employment or services. The repurchase right lapses over a period of time as determined by the Company’s board of directors. At December 31, 2012, there were no stock purchase rights outstanding that were subject to a repurchase right by the Company.

The 2000 Plan automatically terminated on June 5, 2010, as the plan provisions included an automatic termination 10 years after its adoption by the board of directors. The termination did not impact unexercised stock options that were outstanding at that time.

The 2000 Plan allowed for the early exercise of stock options prior to vesting. The Company issued an aggregate of 11,945 shares of common stock pursuant to the early exercise of stock options, which were not deemed to be issued until those shares vested. As of December 31, 2012, all early exercised shares were fully vested.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

2007 Stock Plan

The Company’s 2007 Stock Plan provides for the grant of incentive stock options by the Company’s board of directors to employees and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to its employees, directors and consultants.

The Company’s board of directors has the authority to determine the terms of the awards, including exercise price, the number of shares subject to each such award, the exercisability of the awards and consideration payable upon exercise. Incentive stock options may be granted with exercise prices at least equal to the fair market value of the Company’s common stock on the date of grant. The term of an incentive stock option granted under this plan may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding stock as of the grant date, the term must not exceed five-years and the exercise price must equal at least 110% of the fair market value on the date of grant.

Upon adoption of the plan, the Company reserved 1,333,333 shares of its common stock for issuance under the 2007 Stock Plan. Any shares returned to the 2000 Plan as a result of termination of options or the repurchase of shares issued under the 2000 Plan are added to the 2007 Stock Plan. In addition, the 2007 Stock Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the Company’s 2008 fiscal year, equal to the lesser of:

•	5% of the outstanding shares of the Company’s common stock on the last day of the immediately preceding fiscal year;

•	1,333,333 shares; or

•	Such other amount as the Company’s board of directors may determine.

During the years ended December 31, 2012, 2011, and 2010, 1.3 million, 1.9 million, and 0.9 million additional shares were authorized, respectively. At December 31, 2012, 2.0 million shares were available for grant under the 2007 Stock Plan.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

The Company’s 2007 Stock Plan also provides for the automatic grant of non-statutory options to the Company’s non-employee directors. Each non-employee director that is newly appointed to the board of directors will receive an initial option to purchase 20,000 shares upon such appointment. Additionally, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 10,000 shares immediately following each annual meeting of the Company’s stockholders.

2011 Inducement Stock Plan

On September 20, 2011, the Company’s board of directors adopted the 2011 Inducement Stock Plan (the Inducement Plan). The purposes of the Inducement Plan are to provide a material inducement for the best available individuals to enter into the employment of the Company and thereby to promote the success of the Company’s business. The Inducement Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares by the Company’s board of directors its employees. The term of the Inducement Plan is ten years from the date adopted by the board of directors.

The Company’s independent compensation committee has the authority to determine the terms of the awards, including exercise price, the number of shares subject to each such award, individuals to whom awards may be granted, the exercisability of the awards and consideration payable upon exercise. Upon adoption of the plan, the Company reserved 1.0 million shares of its common stock for issuance under the Inducement Plan. In connection with the hiring of the Company’s new Chief Executive Officer on January 2, 2012, the Company granted 600,000 shares under the Inducement Plan including 500,000 stock options and 100,000 restricted common stock units. At December 31, 2012, 400,000 shares remain available for grant under the Inducement Plan.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

The following table summarizes the Company’s stock option activity (options in thousands) during the year ended December 31, 2012:

	Options	Weighted Average Exercise Price

Outstanding at the beginning of the year	3,037	$2.75
Granted	2,268	0.64
Exercised	–	–
Forfeited	(903)	3.26
Outstanding at the end of the year	4,402	1.56
Vested and expected to vest at the end of the year	4,343	1.55
Vested at the end of the year	2,522	1.86

The following is a further breakdown of the options outstanding at December 31, 2012 (options in thousands):

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price

$0.22 –$0.33	305	6.47	$0.24	110	$0.22
0.48 – 0.48	1,100	8.53	0.48	600	0.48
0.88 – 1.03	303	7.54	0.88	4	1.03
1.07 – 1.07	1,603	5.29	1.07	875	1.07
1.20 –11.25	1,091	3.70	3.93	933	3.70
0.22 –11.25	4,402	5.94	1.56	2,522	1.86

As of December 31, 2012, the aggregate pre-tax intrinsic value of options outstanding and outstanding and exercisable was not material.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

In February 2011, the Company granted 580,000 market-based stock options with vesting tied to certain stock price targets. The grant date fair value of these options were $2.1 million as estimated using a Monte Carlo valuation methodology, using the following assumptions: expected volatility of 88.7%; expected risk-free interest rate of 1.45%; median range of expected life of 3.7 years to 4.3 years; and expected dividend yield of zero percent. The fair value of these options is expected to be amortized through 2015. Employees were granted 90,000 market-based stock options with a fair value of $0.3 million, and officers were granted 490,000 market-based stock options with a fair value of $1.8 million. For the years ended December 31, 2012 and 2011, the net stock-based compensation expense recorded was $0.1 million and $0.5 million, respectively, for these market-based options. The decrease was due to the reversal of previously recorded expense resulting from the departure of certain officers.

The options granted and canceled in 2011 included options that were exchanged and replaced under the Company’s option exchange program executed in December 2011. Under the exchange offer, the Company accepted for cancellation options to purchase an aggregate of 2,110,821 shares of its common stock, which were cancelled as of December 12, 2011, and, in exchange, granted new options to purchase an aggregate of 1,225,468 shares of its common stock. The exercise price per share of the new options granted in the offer was $1.07, the closing price of the Company’s common stock as reported by the NASDAQ Global Market on December 12, 2011. The unamortized value of the cancelled grants was added to the incremental grant date fair value of the replacement grants, and the combined value is amortized over the vesting period of the new grant. The incremental grant date fair value of the replacement grants was $0.4 million.

In March 2012, the Company’s board of directors granted 249,500 restricted common stock units (RSUs) to its employees. The RSUs vest 50% on March 1, 2013, and 12.5% each on May 1, 2013, August 1, 2013, November 1, 2013, and March 1, 2014. The fair market value of the Company’s common stock on the date of grant was $0.66 per share. The grant date fair value of these RSUs was $0.2 million which is being amortized over the vesting period. In addition, the Company’s board of directs granted 100,000 RSUs to the incoming Chief Executive Officer in January 2012, in which the fair market value of the Company’s common stock on the date of grant was $1.07. These RSUs vest 25% per year on the anniversary grant date.

In September 2011, the Company’s board of directors granted 899,000 RSUs to its officers and employees. The RSUs vest 50% on September 1, 2012, and 12.5% each on December 1, 2012, March 10, 2013, June 1, 2013, and September 1, 2013. The fair market value of the Company’s common stock on the date of grant was $1.60 per share. The grant date fair value of these RSUs

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

was $1.4 million which is being amortized over the vesting period. In addition, the Company’s board of directors granted 75,000 RSUs to an officer, in which the fair market value of the Company’s common stock on the date of grant was $1.07. These RSUs vest 25% per year on the anniversary grant date.

The following table summarizes the Company’s restricted stock unit activity for the year ended December 31, 2012 (shares in thousands):

	RSUs	Weighted Average Grant Date Fair Value

Outstanding at the beginning of the year	781	$1.55
Awarded	349	0.78
Released	(512)	0.43
Forfeited	(362)	1.12
Outstanding at the end of the year	256	1.04

2007 Employee Stock Purchase Plan

Under the Company’s 2007 Employee Stock Purchase Plan (the Purchase Plan), eligible employees can participate and purchase common stock semi-annually through accumulated payroll deductions. The Purchase Plan is administered by the Company’s board of directors or a committee appointed by the Company’s board of directors. Under the Purchase Plan eligible employees may purchase stock at 85% of the lower of the fair market value of a share of Common Stock on the offering date or the exercise date. The Purchase Plan provides for consecutive, overlapping twelve-month offering periods generally starting on the first trading day on or after May 15 and November 15, of each year. There are two 6-month purchase periods in each offering period. Eligible employees may contribute up to 15% of their eligible compensation which includes a participant’s straight time gross earnings, commissions, overtime and shift premium, exclusive of payments for incentive compensation, bonuses and other compensation. A participant may purchase a maximum of 1,333 shares of common stock per purchase period. If the fair market value of the Company’s common stock at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the then current offering period following the purchase of shares on the purchase date and automatically will be re-enrolled in a new offering period.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

The Purchase Plan was effective upon the completion of the Company’s IPO, at which time a total of 333,333 shares of the Company’s common stock were made available for sale. Annual increases in the number of shares available for issuance will be made on the first day of each fiscal year, beginning with the Company’s 2008 fiscal year. The annual increases will be equal to the lesser of:

•	2% of the outstanding shares of the Company’s common stock on the first day of the fiscal year;

•	533,333 shares; or

•	Such other amount as may be determined by the Company’s board of directors.

During the years ended December 31, 2012, 2011, and 2010, 10,664, 97,319, and 63,280 shares were issued under the Purchase Plan, respectively. During the years ended December 31, 2012, 2011, and 2010, 0.5 million, 0.4 million, and 0.4 million additional shares were authorized to be granted under the Purchase Plan, respectively. At December 31, 2012, 2.0 million shares were reserved for future issuance under the Purchase Plan.

Stock-Based Compensation Expense

The Company recognizes stock-based compensation expense for all share-based payments. Stock-based compensation expense for awards made to employees and directors is measured at the date of grant, based on the fair value of the award, and is recognized as expense on a straight-line basis over the requisite service period. The Company has elected to use the Black-Scholes option valuation model to estimate the fair value of stock options for all options granted except for the market-based stock options granted in February 2011. The Company used the Monte Carlo valuation method to estimate the fair value of market-based stock options.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

The following table summarizes stock-based compensation expense for the years ended December 31, 2012, 2011, and 2010:

	Year Ended December 31
	2012	2011	2010

Research and development	$369	$877	$679
Selling, general, and administrative	1,441	2,549	1,675
	$1,810	$3,426	$2,354

In March 2012, the Company’s board of directors approved a restructuring plan whereby it reduced its workforce by 43 individuals. A portion of the severance given included a full acceleration of vesting on the affected employees’ RSUs and an extension of the exercise period for vested stock options. The Company recorded a stock-based compensation charge of $0.1 million related to modifications to the impacted employees’ equity awards.

In October 2011, the Company’s board of directors approved a restructuring plan whereby it reduced its workforce by 26 individuals. Part of the severance given included a full acceleration of vesting on their RSUs and an extension of the exercise period for vested stock options. The Company recorded a stock-based compensation charge of $0.2 million related to these modifications.

See Note 9 on Restructuring for further discussion.

The following weighted-average assumptions were used in the Black-Scholes option-pricing model to estimate the fair value of options as of the grant date:

	Employee Stock Options Year Ended December 31
	2012	2011	2010

Expected volatility	73%	67%	66%
Expected life (in years)	6.00	6.00	6.00
Risk-free interest rate	1.0%	1.8%	2.8%
Expected dividend yield	0%	0%	0%

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

The Company’s computation of expected volatility for the years ended December 31, 2012, 2011, and 2010 is based on an average of the historical volatility of a peer-group of similar companies. The Company’s computation of expected term in the years ended December 31, 2012, 2011, and 2010 utilizes the simplified method. The risk-free interest rate for periods within the term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Stock compensation expense relating to options with acceleration of vesting dependent upon the achievement of milestones is recognized on a straight-line basis over a period which is the shorter of:

•	The Company’s evaluation of the probability of achievement of each respective milestone and the related estimated date of achievement; or

•	The otherwise stated time-based vesting period.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2012, 2011, and 2010 was $0.64, $2.70, and $4.53 per share, respectively. Total intrinsic value of options exercised for the years ended December 31, 2011 and 2010 was $0.1 million and $0.3 million, respectively. There were no options exercised during the year ended December 31, 2012. Cash received from stock option exercises and employee stock purchases under the employee stock purchase plan for the years ended December 31, 2011 and 2010, was $0.2 million and $0.6 million, respectively. Cash received from employee stock purchases for the year ended December 31, 2012, was not material. Due to the Company’s net operating losses, it did not realize any tax benefits for the tax deductions from share-based payment arrangements during the years ended December 31, 2012, 2011, and 2010. As of December 31, 2012, the total unamortized compensation expense related to stock-based awards granted to employees and directors was $1.9 million and it is expected to be amortized over the next 3.2 years.

The Company accounts for its Purchase Plan as a compensatory plan and recorded compensation expense of $0.2 million for each of the years ended December 31, 2011 and 2010. The expense recorded for the year ended December 31, 2012 was not material.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

12. Income Taxes

Due to the ongoing operating losses and the inability to recognize any income tax benefit, there is no provision for income taxes.

Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryovers and the temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31
	2012	2011

Deferred revenue	$10,239	$13,450
Accrued expenses and other current assets	4,979	1,714
Net operating loss carryforward	80,833	69,808
Capitalized research	1,724	3,167
Research and development and other credits	4,954	7,076
Basis difference in fixed assets	246	256
Stock-based compensation	2,408	2,341
	105,383	97,812
Valuation allowance	(105,383)	(97,812)
	$–	$–

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $7.6 million and $20.2 million during 2012 and 2011, respectively. The Company’s deferred tax assets reflect an estimate of the potential limitation of its utilization of its net operating loss carryforwards and research and development and other credits.

As of December 31, 2012, the Company had net operating loss carryforwards for federal income tax purposes of $224.6 million which will begin to expire in the year 2020 and federal research and development tax credits of $5.0 million which will begin to expire in the year 2020. The Company also had orphan drug credits of $2.2 million which will begin to expire in the year 2029.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

12. Income Taxes (continued)

As of December 31, 2012, the Company had net operating loss carryforwards for state income tax purposes of $200.1 million which will begin to expire in the year 2013 and state research and development tax credits of $4.5 million which have no expiration date.

Utilization of the net operating losses may be subject to substantial annual limitation due to federal and state ownership limitations. The annual limitation could result in the expiration of the net operating losses before utilization.

The Company received payments of $46.8 million from Astellas related to the License Agreement in 2009 and deferred that amount to future years for book purposes. For tax purposes, the Company elected to use the deferral method to reflect the upfront payments from Astellas for tax purposes. In accordance with IRS Revenue Procedure 2004-34, the deferral method allowed the Company to defer this advance payment to 2010 for tax purposes.

The Company utilizes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company classifies interest and penalties as a component of tax expense.

The Company had unrecognized tax benefits of $2.1 million and $2.3 million as of December 31, 2012 and, 2011, respectively, all of which are offset by a full valuation allowance. These unrecognized tax benefits, if recognized, would not affect the effective tax rate for the periods presented. No interest or penalties have been accrued. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change within the next twelve months.

The Company files income tax returns in the U.S. federal and various state tax jurisdictions. The tax years 2001 to 2012 remain open to examination by the U.S. and state tax authorities.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

12. Income Taxes (continued)

A reconciliation of the change in the unrecognized tax benefits balance from January 1, 2011 to December 31, 2012, is as follows:

Federal and State Taxes

At December 31, 2010	$2,073
Additions for tax positions related to current year	268
Reductions for tax positions related to prior years	(19)
At December 31, 2011	2,322
Additions for tax positions related to current year	3
Reductions for tax positions related to prior years	(238)
At December 31, 2012	$2,087

13. Subsequent Events

On April 15, 2013, the Company and Acorda Therapeutics, Inc. (Acorda) entered into an Asset Purchase Agreement (as amended in July 8, 2013, the APA).

On June 18, 2013, the Company held a Special Meeting of Stockholders (the Special Meeting). The proposal to approve the sale of certain of the Company’s assets to Acorda pursuant to the APA and the transfer of rights pursuant to the Astellas Agreement in which HRP has a security interest securing the Company’s obligations under the Financing Agreement, dated as of April 29, 2010 (as amended), between HRP and the Company, was approved by the Company’s stockholders. These actions, together, constitute the sale of substantially all of the assets of the Company.

On July 8, 2013 the Company completed the sale of certain of its assets to Acorda pursuant to the APA. The rights pursuant to the Astellas Agreement were transferred to HRP. The consideration for the assets disposed in the Acorda Sale was approximately $7.45 million. In addition, under the terms of the APA, Acorda will make potential future payments of up to $5,000,000 if certain milestones are met by Acorda following the closing of the Acorda Sale.

NeurogesX, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

13. Subsequent Events (continued)

At the closing of the Acorda Sale, a portion of the proceeds from such transaction was used to repay the approximate $4.58 million remaining obligation of the Company to Hercules Technology Growth Capital, Inc. (Hercules) under the Loan and Security Agreement, dated as of August 5, 2011, between the Company and Hercules, as amended to date (the LSA). In connection with such repayment, Hercules terminated its security interest in the assets of the Company subject to the LSA.